                                                                  EXHIBIT 10.10


                                OIL AND GAS LEASE


THE STATE OF TEXAS     )
                       )
COUNTY OF WEBB         )

This agreement made effective this, the first day of January, 1998, between Mobil Producing Texas & New Mexico Inc., herein called "Lessor", whose address is 12450 Greenspoint Drive, Houston, Texas 77060-1991 and Michael Petroleum Corporation, as "Lessee", whose address is 13101 Northwest Freeway, Suite 320, Houston, Texas 77040.

                                  WITNESSETH:

         DEFINITIONS: The parties hereto agree that for purposes of this lease, the following definitions shall be applicable:

         a. "Oil and/or gas" is defined as oil, gas, casinghead gas, other gaseous substances and associated hydrocarbons in either a liquid or gaseous phase or state and such minerals as may be produced in association with the production of oil, gas, casinghead gas, other gaseous substances and associated hydrocarbons; provided, however, that nothing in this Lease shall be deemed to authorize the gas gasification or in situ combustion of coal or lignite, and this Lease shall not be deemed to cover either coal or lignite. The classification of a well as either a gas well or oil well by the Railroad Commission of Texas shall be conclusive in respect of its classification under the terms of this Lease.

         b. "Operations for drilling", "drilling operations", "commencement of operations", "commence drilling operations", "commences drilling operations", "commencement of a well" and "actual drilling operations" shall have the same meaning being (i) the actual entry of the drillbit of a drilling rig, capable of achieving the total depth permitted and approved by the Railroad Commission of Texas, into the soil of leased premises and the timely prosecution of such actual drilling operations with reasonable diligence to the completion of same as a dry hole or commercial well, or (ii) the actual reentry into an existing wellbore with a drilling or workover rig capable of re-entering such well for the purpose of completing or recompleting such well in previously uncompleted and unproduced zones and the timely prosecution of such actual re-entry operations, with reasonable diligence, toward the completion of such previously uncompleted and unproduced zone or zones encountered in such wellbore as either producing or dry zones.

         c. "Operations for reworking", "reworking operations", "commencement of reworking operations", "commence reworkinq operations" and "actual reworking operations" shall have the same meaning, being the actual re-entry into an existing wellbore with a drilling or workover rig capable of reentering and reworking such well and the timely prosecution of such actual reworking operations with reasonable diligence toward the re-establishment or enhancement of production of commercial oil or gas from such previously producing zone or zones.

         d. "Operations" shall be defined as all other lease operations which may be conducted by Lessee under this lease except those defined in b and c above. "Operations" as defined in this subparagraph d shall never be the basis for perpetuation of this lease.

         e. "Completed", or "completion" shall have the same meaning and the date a well is completed shall be on (i) the date of the potential test conducted for Railroad Commission purposes; (ii) sixty (60) days after the drilling rig is released from such well; or (iii) the date a well is abandoned as a dry hole, whichever happens sooner.

         f. A well shall be considered and defined as "shut-in" on the earlier of the following dates: (1) the date of the potential test conducted for Railroad Commission purposes; (2) sixty (60) days after the drilling rig is released; or (3) the day that gas ceases to be sold from a gas well capable of producing in paying quantities.

         g. "Excluded Wells" shall be those South Callaghan Ranch Wells listed on Exhibit "B" attached hereto.

         1. GRANTING CLAUSE: LESSOR, in consideration (i) of Ten Dollars ($10.00) in hand paid, (ii) of the agreements of Lessee herein contained, and
(iii) of the forbearance by Lessee from drilling any well with a bottom-hole location closer than 1,200 feet from any Excluded Well (except with respect to Program Wells, this distance shall be 1,250 feet) without mutual agreement from Lessor, hereby GRANTS, LEASES and LETS exclusively unto Lessee, for the purpose of investigating, exploring, prospecting, and drilling for and producing oil, gas and all other hydrocarbons and sulphur necessarily produced with such oil and gas, conducting exploration, geologic and geophysical surveys by seismograph, core test and magnetic methods, injecting and re-injecting gas, fresh water and other fluids and air into subsurface strata for secondary or tertiary recovery purposes only, laying, maintaining and replacing pipelines, building roads, tanks, power stations, telephone lines and other structures thereon and to produce, save, take care of, treat, transport and own said products, the following described land situated in Webb County, Texas, to wit:

         2. PROPERTY DESCRIPTION: See attached Exhibit "A".

         For the purpose of determining the amount of any payments hereunder, said land shall be deemed to contain 38,176.56 acres, whether actually containing more or less.

         3. RESERVATIONS: There is EXCEPTED from this lease and Lessor RESERVES unto himself, his heirs, successors, administrators and assigns:

            (a) all minerals except oil, gas and all other liquid, solid and gaseous hydrocarbons and sulphur that is necessarily produced with such oil or gas;

            (b) equal and concurrent rights of occupancy, use and possession of the surface estate by Lessor, surface owners or Lessor's or surface owner's other mineral, surface, grazing and recreational lessees or assignees, together with the right of ingress to and egress from the above described lands and other lands owned by Lessor for the purpose of exploring (including the granting of geophysical and seismic permits), developing and operating said lands for oil, gas and other minerals of whatever nature which may hereafter be released from this lease, and equal and concurrent rights to complete water source wells on the leased premises and in any reservoir not productive of oil or gas for the purposes of obtaining water for the exploration, development and operation of Lessor's reserved rights, subject to the provisions of paragraph 15.(n) and 18. Further, Lessor or surface owner reserves surface use for grazing, farming and recreational lessees, which surface use rights shall be concurrent with the surface rights herein granted to Lessee.

            (c) All depths below 100' beneath the stratigraphic equivalent of the base of the Lobo 6 Sand, which is seen at a measured depth of 8,775 feet on the electric log run in the South Callaghan Ranch # 1 64 Well (API 4247936793), in Margarito Heffera Survey II 92, Abstract 2293,

            (d) All wells currently existing on the leased premises, including but not limited to the Excluded Wells.

         4. HABENDUM CLAUSE: Subject to the other provisions herein contained, this lease shall be for a term of seven (7) years from January 1, 1998 (called "Primary Term") and as long thereafter as oil, gas or other leased substance is produced from said land in paying quantities or as long as this lease is continued in effect as otherwise provided herein.

         5. ROYALTIES: Lessor is not retaining or reserving any royalties or royalty interests under the terms of this Lease and no royalties are payable to Lessor under the terms of this Lease. However, Lessor and Lessee recognize and acknowledge that there are certain outstanding perpetual non-participating royalty interests of record as of the effective date of this Lease burdening Lessor's mineral estate leased hereunder (the "NPRI Interests") and that Lessee is acquiring the leasehold estate granted hereunder subject to and burdened by the NPRI Interests. Lessee shall, as of the effective date of his Lease, assume and be responsible for the payment of the NPRI Interests in accordance with the terms of the instruments creating such interests and shall defend, indemnify and hold Lessor harmless from and against any and all claims arising out of or relating to the payment of royalties to the holders of the NPRI Interests insofar as they relate to periods of time from and after the effective date of this Lease.

         6. SHUT-IN ROYALTY CLAUSE: (a) If after the expiration of the primary term there is a gas well on this lease capable of producing gas in paying quantities and classified as a gas well by the Railroad Commission of the State of Texas, but gas is not being sold for ninety (90) consecutive days, Lessee may pay or tender as royalty, to the owner or owners of the NPRI Interests, on or before ninety (90) days after the date on which said well is shut in, or the lease ceases to be otherwise maintained, (whichever date Lessee elects to utilize) and thereafter at annual intervals, a sum equal to the amount of FIVE AND NO/100 ($5.00) DOLLARS per acre for each such net acre then subject to the shut-in provisions of this lease at the time such payment is made; and if such payment is made or tendered, this lease shall not terminate but this lease shall continue and it will be considered that gas is being produced from this lease in paying quantities, for a twelve (12) month period commencing from date such payment is made whether or not sporadic production occurs during such twelve
(12) month period. Each subsequent shut-in payment shall be in like amounts of FIVE AND NO/100 ($5.00) DOLLARS per acre for each such net acre then subject to the shut-in provisions of this lease and payable on or before the annual anniversary date the first payment is made; and, upon each timely and proper payment, this lease shall not terminate for twelve (12) months (each payment shall be due by and each annual shut-in royalty period shall commence from the date established as the first payment date, and subsequent 12-month payments shall be payable on or before the same day of the twelfth month following the month of the prior payment); however, if a well capable of producing gas in commercial or paying quantities is completed during the primary term of this lease, then Lessee may, at its election, pay or tender the first or initial shut-in royalty payment within ninety (90) days after such well is shut-in or on or before the next ensuing anniversary date of this lease whichever happens later.

            (b) This lease may not be continued in force and effect by the payment of shut-in gas royalty alone for more than a period of two (2) years after the expiration of the primary term; however, in the event that, after such two (2) year period and after the actual production and marketing of the gas has once been obtained, the Lessee is thereafter required to shut in said well(s) due to its inability to (1) obtain a reasonable market for the gas, or (2) where its purchaser of gas is unwilling or unable to purchase and take such gas from no fault of Lessee, the Lessee may pay or tender to the owners of the NPRI Interests, as royalty, on or before ninety (90) days after the date on which said well(s) is shut in, a sum equal to FIVE AND NO/100 ($5.00) DOLLARS per acre of land for each such net acre then subject to the shut-in provisions of this lease, and it will be considered that gas is being produced from this lease in paying quantities for a period of twelve (12) months.

            (c) In the event Lessee tenders a timely and proper shut-in royalty payment, no additional shut-in royalty payments shall be required to be made by Lessee to the owners of the NPRI Interests during the twelve (12) month period earned by such payment (if payment is tendered for periods covered up to two (2) years after the expiration of the primary term) or the 12-month period earned by such payment (if made after two
(2) years after the expiration of the primary term when Lessee is unable to obtain a gas contract or Lessee's purchaser is unwilling or unable to take gas, as the case may be), in order to perpetuate this lease for such 12-month shut-in period.

            (d) In the event Lessee utilizes paragraph 6 to continue this lease in force and effect as to all or any portion of said lands by the payment of shut-in royalty, Lessee shall, upon the written request of Lessor by certified mail and at Lessee's cost and expense, conduct appropriate and adequate tests of each shut-in gas well designated by Lessor in such request to determine whether each such designated gas well is actually capable of producing gas in paying quantities. Such tests shall be made at times selected by Lessee within thirty
(30) days after Lessee's receipt of Lessor's written request but not less than thirty (30) days prior to the expiration of any annual period for which a shut-in royalty payment has been made by Lessee on each particular well designated by the Lessor, if notice is timely received. Lessee shall give Lessor reasonable notice prior to conducting such well tests, and Lessor or Lessor's duly appointed representative shall have the right to be present at the testing of each well and shall be entitled to receive full information in connection with such testing. In the event any such test discloses that such well is not capable of producing gas in paying quantities, it shall be considered that such well has ceased to produce gas in paying quantities on the last date of testing of such well. Likewise, Lessor shall have the same privileges, and Lessee shall have the same requirements, as above outlined to test any oil well on said lands, and if such tests determine such oil well or wells are not producing or capable of producing in paying quantities, then such well or wells shall be considered as having ceased to produce oil in paying quantities as of the date of such test. Furthermore, if it is considered that any well is not capable of producing oil and/or gas in paying quantities after such tests, Lessee shall nevertheless have the opportunity to work-over or recomplete such well or commence actual drilling operations on a new well within ninety (90) days after it has been tested as non-commercial in accordance with paragraph 9 below.

         7. LESSEE'S USE OF WATER/MINERALS: Subject to the provisions of paragraphs 15(n) and 18, Lessee shall have use of oil, gas and non-potable water from said lands except water from surface owner's tanks and wells, for all operations hereunder. However, Lessee's use of such water shall be limited to primary drilling operations only on the leased premises and may not be used for water flooding, secondary or tertiary operations. No royalty shall be owed on oil or gas used by Lessee for operations on the leased premises.

         Notwithstanding the above, Lessee may recycle gas for gas lift purposes or for injection into any oil or gas producing formation underlying the leased premises, and no royalties shall be payable on the gas so recycled until such time as the same may thereafter be produced and sold or used by Lessee in such manner as to entitle the royalty owners to a royalty under the provisions of this lease.

         Lessee shall not have the use of fresh water or surface owner's surface waters without written consent and agreed compensation, and nothing herein shall be construed to limit the application of paragraphs 15(n) or 18. Lessee shall have the free use of fresh water from water wells drilled by Lessee as herein provided for drilling purposes only. Lessee shall not have the right to dispose of salt or waste water produced or obtained from off of the leased premises. Lessee shall have the privilege of injecting salt water produced or obtained from the leased premises back into subsurface strata, conditioned upon such reinjection not contaminating or contacting fresh water bearing sands and so long as such reinjection does not damage the production of water or gas and oil reservoirs or strata payments or conduct drilling or reworking operations in order to perpetuate this lease to the end of the primary term. Further, irrespective of whether drilling operations, reworking operations and/or actual production has commenced and/or ceased during the primary term, this lease shall be perpetuated to the end of the primary term.

         8. PAID UP LEASE: This lease is a "Paid Up Lease" meaning that delay rentals ordinarily required to be paid to perpetuate a lease from year to year in lieu of drilling operations have been paid in advance. Therefore, Lessee shall not be required to make any annual delay rental payments or conduct drilling or reworking operations in order to perpetuate this lease to the end of the primary term. Further, irrespective of whether drilling operations, reworking operations and/or actual production has commenced and/or ceased during the primary term, this lease shall be perpetuated to the end of the primary term.

         9. DRILLING. CONTINUOUS DEVELOPMENT AND CESSATION OF PRODUCTION
CLAUSES:

            (a) DRILLING AND CONTINUOUS DEVELOPMENT OPERATIONS: If, at the expiration of the primary term, oil and/or gas is not being produced from said land, but Lessee is then engaged in actual drilling operations thereon, this lease shall remain in force as long as such actual drilling operations are prosecuted with no cessation of more than one hundred twenty (120) consecutive days until completion of such operations and if they result in production of oil and/or gas and subject to the provisions of Paragraph 10 below, so long thereafter as oil or gas or either of them is produced from said land in paying or commercial quantities. If this lease is extended beyond the primary term by virtue of production or actual drilling operations, then Lessee agrees to commence a continuous development program without allowing a period of more than 120 days to elapse between the completion of one well and the commencement of actual drilling operations on the next succeeding well. Commencement of operations on the first such continuous development well shall occur not later than 120 days after the end of the primary term, or 10 days after the completion of a well which is being drilled at the end of the primary term, whichever is the later date and this lease shall continue in full force and effect during such continuous development program. Upon cessation of such continuous development program, this lease shall terminate (either in whole or in part) as provided in paragraph 10 hereinbelow. The sole liability or penalty, if any, for the failure of Lessee to drill or complete any well or wells required or permitted hereunder shall be termination (either in whole or in part) of this lease as more fully described in paragraph 10 below.

            (b) CESSATION OF PRODUCTION: If, within ninety (90) days prior to the expiration of the primary term or at any time thereafter and after discovery of oil and/or gas, production of oil and/or gas should cease from any cause, this lease shall not terminate if (i) Lessee commences actual drilling operations within ninety (90) days thereafter and continuously conducts actual drilling operations without cessation thereof for more than ninety (90) days and such actual drilling operations result in production of oil and/or gas, so long thereafter as oil, gas or either of them is produced from said land in paying or commercial quantities; or (ii) within such ninety (90) day period after cessation, Lessee commences actual reworking operations, as opposed to drilling operations as defined in DEFINITIONS above and so long as Lessee continuously conducts such actual reworking operations on such well or wells without cessation of more than ninety (90) days and such actual reworking operations on such well result in re-establishment of production in paying quantities. If such actual reworking operations do not result in re-establishing production, Lessee shall have ninety (90) days after the termination of such reworking operations within which to commence the drilling of a new well, or recompleting in a previously uncompleted or unproduced zone, or further reworking operations in a previously producing zone.

            (c) DILIGENT, GOOD FAITH OPERATIONS: Each well drilled under this lease shall be drilled with reasonable diligence and in good faith and in a good and workmanlike manner in a bona fide attempt to produce oil or gas therefrom.

         10. RELEASE CLAUSE: At the expiration of the primary term, or upon cessation of the continuous development program, if applicable, this lease shall ipso facto terminate as to all lands covered hereby, SAVE AND EXCEPT one hundred sixty (160) acres surrounding each oil and gas covered lease shall continue in force and effect as to the proration unit surrounding each well required to obtain such full allowable. Lessee shall, within thirty (30) days after the expiration of this lease or parts hereof, file of record in the office of the County Clerk of Webb County, Texas, an instrument releasing this lease insofar as said lease has terminated, specifically describing by metes and bounds or other proper legal description the retained unit for each producing well and the depth which may be retained by Lessee thereunder. In the event Lessee shall fail to either designate a unit or units or fail to release acreage and/or horizons of record within sixty (60) days after the expiration of this lease by Lessee filing such designation or release in the Office of the County Clerk of Webb County, Texas, then Lessors shall notify the Lessee of its failure and if within thirty (30) days of the date of such written notice by certified mail to Lessee, Lessee does not designate unit or units or release the acreage or horizons by filing a proper instrument in the Office of the County Clerk of Webb County, Texas, then Lessor shall make the designation of unit or units or release of acreage and/or horizons by filing the instrument designating the unit or units or release of acreage and/or horizons in the Office of the County Clerk of Webb County, Texas, and such designation and/or release by Lessors shall be binding upon the Lessees.

         At such time as a partial termination of this lease occurs under the provisions of this paragraph, each such retained unit as to which said lease has not terminated shall be considered as a separately leased tract, in the same manner as if Lessor had executed separate and distinct leases covering each such retained unit. Lessee shall not be obligated to protect against drainage, if any, between and among "separately leased tracts". Notwithstanding a partial termination of this lease under the above provisions, it is agreed that Lessee shall have and retain such easements of ingress and egress over those lands originally covered hereby as shall be necessary to enable Lessee to develop and operate the portion or portions of this lease then in effect for the production of oil or gas therefrom; and, it is further agreed that it shall not be necessary for Lessee to remove or relocate any pipelines, tank batteries or other surface equipment or installations from any portions of this lease which have terminated for so long as same continue to be used for the development of and operations on such portions of this lease as continued in force and effect.

         The drilling of wells in accordance with spacing provisions of Paragraph 10 shall not be construed as an agreement or consent on the part of Lessor that such drilling constitutes reasonable development of the leased premises, but Lessee agrees to drill all such additional well or wells on the leased premises, or such portion or portions thereof as may be in force and effect from time to time, as would a reasonably prudent operator under the same or similar circumstances in order to reasonably develop the same for the production of oil and/or gas.

         11. OFFSET CLAUSE: If any well or wells producing oil or gas in paying quantities should be brought in on adjacent land and draining a portion of the leased premises to which this lease is then in force and effect, Lessee agrees within a reasonably prudent time after such offset well commences actual production to drill such offset well or wells as a reasonably prudent operator would drill under the same or similar circumstances, or to rework or recomplete a well on that portion of the leased premises being drained, in a zone or horizon being the stratigraphic equivalent of that zone or horizon producing in such offset well. In lieu of drilling, reworking or recompleting an offset well, Lessee shall have the option of releasing this lease as to an eighty acre tract of land adjacent to such draining well.

         12. ASSIGNMENT CLAUSE: The rights of Lessor may be assigned in whole or in part but no change or division of ownership of the land, or royalties, however accomplished, shall operate to enlarge the obligations or diminish the rights of Lessee; and no change or division in such ownership shall be binding on Lessee until thirty (30) days after Lessee shall have been furnished by certified U.S. mail at the address specified herein, with a certified or photocopy of the recorded instrument or instruments evidencing same. The rights of Lessee may not be assigned in whole or in part without the prior written consent of Lessor, which consent shall not be unreasonably withheld only if Lessee can demonstrate that its proposed assignee possesses (i) a proven ability to operate the kind of wells located on the South Callaghan Ranch Lands and (ii) a level of financial responsibility and corporate capitalization substantially similar to that of Lessee.

         All requests by Lessee for consent to assign must be in writing. Any request for consent for a proposed assignment must be objected to in writing by Lessor within thirty (30) days after receipt of such written request, failing in which such request shall be deemed to be approved. No assignment of an interest in this Lease shall be effective until a recorded copy of such assignment has been received by Lessor. Notwithstanding anything herein to the contrary, no assignment by either party shall operate to relieve the transferring from direct responsibility and liability to the other party hereto for the performance of all of the transferring party's obligations hereunder.
In the event of the death of any person entitled to royalties or other payments hereunder, Lessee shall suspend such royalties or other payments until such time as Lessee is furnished with proper evidence of the appointment and qualification of an executor or administrator of the estate or if there be none, then until Lessee is furnished with evidence satisfactory to it as to the heirs or devisees of the deceased or the successors in interest to such deceased owner and that all debts of the estate have been paid.

         13. FORCE MAJEURE CLAUSE: Should Lessee be prevented from complying with any express or implied covenant of this lease, from conducting drilling or reworking operations thereon or from producing oil or gas therefrom by reason of or by operation of force majeure, any federal or state law or any order, rule or regulation of governmental authority, then while so prevented, Lessee's obligations to comply with such covenants shall be suspended and Lessee shall not be liable in damages for failure to comply therewith and this lease shall be extended while and so long as Lessee is prevented by any such cause from conducting drilling or reworking operations on or from producing oil and gas from the leased premises, and the time while Lessee is so prevented shall not be counted against Lessee, anything in this lease to the contrary notwithstanding. In the event Lessee intends to claim any rights under this paragraph, Lessee shall advise Lessor or Lessor's Agent in writing within a period of thirty (30) days after the date Lessee claims any obligation hereunder is suspended, setting forth in reasonable detail such facts as Lessee relies upon to make the provisions of this paragraph applicable. Notwithstanding anything above stated to the contrary, if Lessee is prevented from complying with this lease or resorts to force majeure because of Lessee's intentional acts or omissions, then this provision shall not be available to Lessee to perpetuate this lease or suspend Lessee's obligations. This provision shall not suspend nor delay the time for the payment of royalties, shut-in gas royalties, or any other monetary payments due and payable to Lessor under the Lease.

         14. WELL/DRILLING INFORMATION CLAUSE: If requested by Lessor in writing, Lessee agrees to give Lessor and affected surface owners written notice, prior to the commencement of any operations which are critical to the enforcement of the terms and provisions of this lease. Said notice(s) shall advise Lessor and the affected surface owner of the approximate date that commencement of operations is intended and the approximate location of the same and the objective depths of any proposed well, such notice to be given within a reasonable time prior to the commencement of such operations. Lessor shall have the optional right to either (i) request Lessee to furnish Lessor at the address provided herein promptly upon Lessor's written request, free of charge, copies, or (ii) have reasonable access during regular business hours to Lessee's records and all information concerning the drilling, deepening, plugging back, coring, testing and completing or recompleting of any and all wells, including the driller's log, all electrical logs, and surveys, production charts and records and information concerning the production and marketing of oil and gas from said lands, with copies of all forms filed with the Railroad Commission of Texas or any other governmental authority having jurisdiction over Lessee's operations and pertaining to Lessee's operations under this lease; and, including seismic data only as to shot point maps and reproducible film copies of seismic data shot by Lessee over the lands covered in this lease with a half-mile flare, if available, provided Lessor agrees to keep confidential all information acquired by it under the terms of this paragraph. The confidentiality agreement shall not apply to (a) any information of

         15. SURFACE/SUBSURFACE PROTECTION CLAUSES: As a part of the consideration for this lease:

             (a) Prior to commencing any operations under this lease, when acting as operator of the leased premises, Lessee shall consult surface owner and provide information as to the form of operations, the proposed date of commencement and the location of said operations.

             (b) Lessee agrees to use existing gates and roadways to enter and leave the premises, where available.

             (c) Lessee and all persons entering or leaving said lands in connection with Lessee's operations hereunder shall keep all outside and interior gates along the route or routes designated for such use securely closed except immediately before and immediately after each such separate use. Lessee agrees that it will promptly repair any gate, fence or other improvement that may suffer damage or injury by reason of Lessee's operations hereunder. Lessee may, during the term of this lease place separate locks on any perimeter access gate. If Lessee leaves a perimeter gate open during drilling or reworking operations, surface owner may, at his option, require Lessee to place a guard at the entrance to the leased premises during drilling and completion operations.

             (d) When acting as operator of the leased premises, Lessee will maintain approaches, gates, cattle guards and roadways designated and used in connection with its operations in a good state of repair and will promptly cause to be repaired and restored any damage thereto occasioned by or resulting from Lessee's operations. In regard to maintenance of roads used by Lessee or its employees, contractors and invitees, Lessee shall repair damaged or deteriorating portions of roads within a reasonable time not to exceed thirty
(30) days after notice by surface owner of need for such repair. Materials used to repair road damage shall be either caliche, gravel or other materials except dirt fill. Lessee agrees to work with the surface owner to keep the roads used by Lessee in continuous state of good repair.

         In connection with any roads built by Lessee, Lessee agrees to consult with the surface owner as to the location of such roads and will construct such division terraces as may be reasonably necessary to reduce soil erosion. Lessee shall be required to install cattle guards or, at surface owner's option, pipe gates to the side of such cattle guards at each fence crossing.

             (e) Each drill site on said lands, including slush pits, tanks, separators, treaters and any and all other pertinent well and lease equipment above the surface, will be enclosed and kept enclosed with a wire mesh or bullwire fence capable of turning livestock, promptly after completion of any drilling operations and such fence shall be maintained by Lessee for so long as such equipment remains on leased premises or during the period of production resulting from such operations. No drilling operations, pipeline constructed, seismic lines or operations of any nature shall be conducted within 300 feet of any houses, barns, water wells or permanent improvements, without surface owner's notice and consent.

             (f) Within ninety (90) days after completion or abandonment of any well drilled on said lands, Lessee or its designated operator will clean up the well site and remove from said lands any and all oil spills, junk materials, pieces of iron, pipes, steel and other debris and foreign materials and will level all mounds, fill all pits, and other excavations upon being notified by Lessor and will remove all deleterious materials and substances that might cause injury to person or livestock. Any such clean up shall be conducted in compliance with all applicable rules and regulations of the State of Texas Railroad Commission or other regulatory authority and any subsurface fresh water stratum, but will be contained and dispose of same in keeping with applicable governmental rules and regulations, including without limitation, Environmental Laws, as hereinafter defined.

             (g) Lessee or its designated operator will use its best efforts to prevent the escape of salt or other noxious waters and will not permit the same to run into any surface water tank, water well, creek, ravine, or upon or over the premises, not to penetrate, seep or flow or be injected into any subsurface fresh water stratum, but will be contained and dispose of same in keeping with applicable governmental rules and regulations, including without limitation, Environmental Laws, as hereinafter defined.

             (h) Lessee or its designated operator will use its best efforts to prevent fires on said lands and will use its best efforts to prevent papers, boxes, sacks and containers and waste materials of any kind from coming on said lands and littering the premises.

             (i) Prior to erecting any storage tanks, pipelines, compressor stations or other usual lease facilities required by Lessee for producing oil and gas and operating this lease,

Lessee, when acting as operator, shall advise surface owner of Lessee's intentions. Surface owner and Lessee will then mutually select the site or sites for locating such equipment and pipelines, taking into consideration the operations of surface owner and Lessee's needs in conducting its operations under the terms of this lease in a reasonable manner.

             (j) Lessee or its designated operator is prohibited from constructing an oil or gas refinery or a plant for cleaning up gas and removing H2S on the leased premises. The location of separators, dehydrators and compressors shall not be considered as plants.

             (k) No employee, representative or contractor of Lessee or any other person allowed to come upon said land by Lessee shall be permitted to hunt, fish, swim, camp or picnic on said land, and no dog, gun, firearm, fishing equipment or other sporting paraphernalia of this type will be permitted on the premises. If any of Lessee's representatives or employees violate this provisions, surface owner may give notice thereof to Lessee and, if Lessee does not voluntarily remove or exclude any such party, surface owner shall have the right to eject such party from said lands and thereafter prohibit such party from entering upon said lands.

             (l) Except as otherwise provided for herein, Lessee shall have the right, at any time within ninety (90) days after abandonment or cessation of use, but not thereafter, to remove any property and fixtures placed on said lands and if Lessee fails to remove such property and fixtures within said ninety (90) days, such property and fixtures shall be deemed to have been abandoned by Lessee, and Lessor may take possession thereof and dispose of the same as Lessor sees fit; provided, however, Lessee shall not be relieved of its liability to plug any well so abandoned. Lessee shall bury all pipelines a minimum of thirty-six (36") inches or more beneath ground level unless surface owner deems otherwise.

             (m) Lessee or its designated operator will restore the surface of said lands used by Lessee or its agents, contractors and employees, to as near its original condition as is reasonably practicable after the completion of each operation conducted hereunder and root plow such areas and seed such areas with 4 to 6 pounds per acre of grass of surface owner's choice.

             (n) Each water well drilled on the leased premises by Lessee together with all equipment in or on said well shall become the property of surface owner upon the full release of this lease; provided, however, the surface owner shall have the right to use water therefrom during the term of this lease, so long as such use does not interfere with Lessee's operations.

Provided, further, that if Lessor so elects, Lessee shall, at Lessee's sole cost and expense, plug and abandon each water well which surface owner elects not to take over.

             (o) Lessee or its designated operator agrees to pay to the surface owner the actual damages, if any, resulting to the surface of said lands, ranch roadways used and/or constructed by Lessee, fences, gates, cattle guards, houses, barns, windmills, tanks and other structures, trees, grass, crops, cattle and livestock caused by Lessee's operations or occasioned by reason of such operations or such damages as surface owner may incur by reason of Lessee's failure to comply with the terms of this lease.

              (p) If Lessee or its designated operator conducts seismic operations or should Lessee lay gathering pipelines across the leased premises, then Lessee shall be required to compensate the surface owner for damages based on the prevailing rate being paid in the area at the time for pipeline right-of-way and/or seismic lines. Further, Lessee shall be obligated to pay surface owner for each surface site, such as drillsites, separator, dehydrator and compressor sites based on the usual going rate being paid for such surface sites and usage in the area at the time. Nothing herein shall restrict Lessee's right to lay gathering pipelines for transportation of lease gas or conduct seismic operations on leased premises.

             (q) Lessee or its designated operator shall be required to compensate surface owner for each new road based on the prevailing price being paid for new roads in the area at the time of construction of same. Lessee shall not be allowed more surface for roads and/or drillsites than is necessary, taking into consideration the nature and depth of drilling contemplated. As to any other actual damage to the surface, surface owner shall be compensated based on the rate prevailing for similar damages in the area at the time.

             (r) Regarding drillsites, Lessee or its designated operator shall, no later than twelve (12) months after completion of a well, fill all pits, level all dumps, remove debris and restore the surface to substantially its original condition including root plowing the area used and seeding same with 4 to 6 pounds per acre of grass of surface owner's choice.

             16. NOTICE CLAUSE. This lease and all of Lessee's operations hereunder shall be in keeping with the standard of conduct of a reasonably prudent operator and shall be done in good faith and in compliance with all valid and applicable laws, rules and regulations, both Federal and State, and any agency thereof. Lessee agrees to designate in writing, or give notice in person to Lessor and surface owner, the name of the person or persons to be present from time to time on said premises as current operations are being conducted and with whom surface owner may handle directly any claim of injury and damage to livestock, surface area or improvements on said premises as current operations are being conducted. All notices required to be given under the terms of this lease shall be given to the following persons who are designated Lessor's,

Lessee's and surface owner's respective agents for notice only:

                                   TO LESSOR:

         Mobil Producing Texas & New Mexico
         12450 Greenspoint Drive
         Houston, Texas 77060-1991
         Attention: South Texas Producing Manager
         Fax: (281) 775-4370

                                   TO LESSEE:

         Michael Petroleum Corporation
         13101 Northwest Freeway, Suite 320
         Houston, Texas 77040
         Attention: Land Manager
         Fax: (713) 895-0320

                               TO SURFACE OWNERS:

                    (According to record title determination)

Any party hereto may from time to time designate in writing a different address or agent for the giving of any notice hereunder.

         17. WARRANTY OF TITLE: Lessor warrants title to the property being herein leased by, through and under Lessor but not otherwise. It is agreed that if a Lessor owns an interest in the oil, gas or leased substances on, in or under said land less than the entire fee simple estate, then the royalties and shut-in royalties to be paid to the owners of the NPRI Interests shall be reduced in the proportion that said Lessor's interest bears to the whole and undivided fee in accordance with the nature of the estate of which Lessor is seized.

         18. CORRELATIVE AND CONCURRENT SURFACE RIGHTS: Lessor (as each Lessor's interest may appear) and Lessee recognize (i) the rights herein granted to Lessee to reasonable use and access over, across and upon the surface estate to explore for, develop, store, market, transport and produce the leased minerals; and (ii) the concurrent and correlative rights of the surface owner(s) to the use, enjoyment and benefits of the surface estate that the Lessee, in exercising the rights herein granted, is limited thereby to such use or usage as is reasonably necessary and which is conducted with due regard for the rights of the surface owners(s) and which does not unduly interfere with the surface owner's use of surface.

         In the event that surface owner desires to cultivate, subdivide, and/or develop all or a portion of the surface estate subject to this lease, then in such event, Lessee and surface owner agree to enter into such agreement or agreements that will facilitate the intended cultivation, sale or development of such tract to and by the surface owner, as the case may be, but which will also allow Lessee reasonable access to and use of the surface to such surface tracts to be sold, subdivided, developed or cultivated.

         19. FORFEITURE CLAUSE: In the event Lessor considers that obligations of Lessee or implied covenants of this lease are not being complied with, Lessor shall notify Lessee in writing by certified mail of the facts relied upon as constituting a breach of any expressed or implied covenants or obligations of Lessee hereunder and Lessee, if in default, shall have sixty (60) days after receipt of such notice in which to commence compliance with its obligations hereunder. If such breach is not timely cured and Lessor obtains a final non-appealable judgment finding that Lessee has breached any covenant hereof, expressed or implied, then it is agreed that Lessor shall be entitled to a decree providing for cancellation or forfeiture of the lease in the event such breach is not rectified or commenced in good faith to be rectified by Lessee within sixty (60) days from the date such decree becomes final; provided, however, that failure on the part of the Lessee to cure any alleged default of any expressed or implied covenant of this lease shall not result in Lessee forfeiting any producing oil or gas well or wells or shut-in gas well or wells and acreage allocated thereto for production, not then subject to breach or default. Failure of Lessee to (i) produce oil, gas or other leased substances in paying or commercial quantities; (ii) to timely and properly pay shut-in royalties; (iii) to timely commence drilling or reworking operations as provided in provisions of this lease, and/or (iv) failure to pay royalty in accordance with Paragraph 50) above, and other special limitations shall not constitute an obligation for purposes of this paragraph, as failure of Lessee to timely comply with such provisions shall result in termination of this lease.

         20. ABSTRACTS: Any abstracts in Lessor's possession or control shall, upon written request of Lessee or its assignee, be delivered to Lessee or its assignee for examination; but Lessee or its assignee shall be liable for the safekeeping and return of same. If Lessee or its assignee shall obtain an abstract, such abstract or a copy thereof along with copies of any and all title opinions covering this land shall be delivered to Lessor along with Lessor's abstracts as soon as Lessee or its assignee has completed its title examination.

         21. CHECK METERS CLAUSE: In those instances where Lessee is acting as operator of the leased premises, Lessor shall be entitled at Lessor's own cost-and expense to install and maintain a check meter on any gas well upon such leased premises in order to satisfy Lessor of the amount of production from any such well, so long as same is installed under supervision of an engineer and after due written notice to Lessee. In this connection, Lessee shall have the right to make such installation itself of Lessor's check meter in order that such installation does not interfere with Lessee's operations, provided such installation is performed by Lessee within a reasonable time, not exceeding thirty (30) days following written request of Lessor. Calibration of such meter, its give the other sufficient written notice in advance of such tests so that each party may, at its election, be present in person or by its representative to observe adjustments, if any, which are made. If upon any test the metering equipment in the aggregate is found to be inaccurate by two percent (2%) or more, then following the test any metering equipment found to be inaccurate to any degree shall be adjusted immediately to measure accurately. If for any reason any meter is out of service or out of repair so that the quantity of gas delivered through such meter cannot be ascertained or computed from the readings thereof, the quantity of gas so delivered during such period same is out of service or out of repair shall be estimated and agreed upon by the parties hereto upon the basis of the best available data.

         22. AD VALOREM TAXES: Each party having an interest in the minerals under the subject lands shall be responsible for rendering, adjusting, protesting, and defending values on his interest in minerals and for the payment of his proper share of ad valorem taxes. After production, all ad valorem taxes shall be paid by the parties entitled to participate in revenue from production proportionate to each party's percentage interest in revenue. Lessee and Lessor agree to work together to obtain adjustments to which the parties may be entitled as a result of mineral rights or depths not presently covered by this lease or which may hereafter be released from the lease.

         23. ADMINISTRATIVE RELIEF: Lessee and Lessor agree that Lessor or Lessor's representative shall have the concurrent rights and privileges with Lessee to pursue and/or defend against proceedings before any administrative agency without the joinder or consent of Lessee, and Lessee agrees that Lessor shall have standing to pursue or defend any matter before any administrative agency. Nothing herein shall in any way be construed as diminishing Lessee's implied duties and obligations to protect and preserve Lessor's rights before administrative agencies, but shall be supplemental of any such implied duties.

         24. INDEMNITY AGREEMENT: Lessee hereby indemnifies and agrees to hold harmless Lessor, surface owner and their respective heirs and assigns, from and against any and all liability, liens, demands, penalties, fines, remedial costs, costs, response, restoration costs, judgments, suits and claims of any kind or character caused or arising out of, in connection with, or relating to Lessee's (including Lessee's servants, employees or its independent contractors) operations in connection with and under the terms of this Lease, express and implied, including, but not limited to, claims for injury or death of any persons, or damage, loss or destruction of any property, real or personal, under any theory of tort, contract or strict liability or violation of any Environmental Law (as hereinafter defined) based upon a real or alleged act or omission of Lessee, its agents, servants or employees or independent contractors. Further, neither Lessor nor surface owner shall ever be liable for, and Lessee indemnifies and agrees to hold harmless Lessor, surface owner, and their respective successors, heirs and assigns from, any claims, demands, costs, expenses, damages, loses, causes of action or suits for damages because of injury to persons or property arising out of acts or omissions of Lessee, its agents, employees, servants, contractors or any person acting under its direction and control on said lands. Lessee further covenants and agrees to defend any suits or actions brought against Lessor on account of said claims and to pay any judgments, penalties, fines, remedial costs, and other obligations assessed against Lessor resulting from any such claims, actions, suit or suits together with all costs and expense relative to any such claims, actions or suits, including attorney's fees, costs incurred in connection in defense of same, including court costs. It is nevertheless understood, however, that Lessor, if it so elects, shall have the right to participate in the defense of any such claims, actions, suit or suits in which it may be a party without relieving Lessee of the obligation to defend the same. In the event Lessor and/or any surface owner under the above tract shall resort to a court of law or to arbitration to enforce or interpret any provision, covenant, condition, duty, obligation or commitment, whether expressed or implied, arising out of this agreement, then Lessee shall reimburse Lessor or surface owner for reasonable attorney's and expert witness fees incurred in such suit or arbitration, in the event Lessor or surface owner should prevail in such cause of action or arbitration.

         "Environmental Laws" mean any and all laws, statutes, regulations, rules, orders, ordinances, permits or determinations of any governmental authority pertaining to health or the environment in effect in any and all jurisdictions in which the leased premises are located, including without limitation, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended, the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), as amended, the Resource Conservation and Recovery Act ("RCRA"), as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act, as amended, the Hazardous Materials Transportation Act, as amended, and other federal, state and local laws whose purpose is to conserve or protect health, the environment, wildlife or natural resources. The terms "hazardous substance," "release" and "threatened release" shall have the meanings specified in CERCLA, and the terms "solid waste," "hazardous waste," and "disposal" (or "disposed") shall have the meaning specified in RCRA, provided, however, that to the extent the laws of any state in which the leased premises are located are applicable and have established a meaning for the terms "hazardous substance," "release," "threatened release," "solid waste," "hazardous waste," and "disposal" (or "disposed") that is broader than specified in CERCLA or RCRA, such broader meaning shall apply with respect to the matters covered by such laws, and (the term "solid waste" shall include all oil and gas exploration, development and production wastes, even if such wastes are specifically exempt from classification as hazardous substances or hazardous wastes pursuant to CERCLA or RCRA, or the state analogues to those statutes. Lessee shall comply with all Environmental Laws in the conduct of all drilling and producing operations on the leased premises and agrees that Lessee shall not store nor dispose of solid waste or hazardous waste on the leased premises.

         25. NO POOLING: Lessee is expressly denied the right to utilize any rights granted herein to pool or unitize any part of the leased premises without the prior written consent of Lessor.

         26. RECORDING: In lieu of filing this agreement for record in the office of the County Clerk in which the acreage covered hereby is located, Lessor and Lessee agree that a memorandum of this lease, making appropriate reference hereto, shall be filed for record in said county. The provisions of this lease are binding upon the parties hereto, their respective heirs, successors and assigns. Lessee, by its acceptance of this lease, agrees and obligates itself to all terms and provisions of this lease.

         27. OPERATING AGREEMENT: The leasehold interest granted to Lessee hereunder is expressly made subject to the terms of that certain Operating Agreement dated May 1, 1998, between Lessee, as Operator, and Lessor, as Non-Operator, covering the leased premises.

         28. AFTER ACQUIRED TITLE: This lease is intended to grant, lease and let unto Lessee all of Lessor's interest in the oil, gas or leased substances on, in or under the leased premises which Lessor owned in the leased premises on January 1, 1998, and is not intended to cover any additional mineral interests which Lessor may acquire in the leased premises after January 1, 1998. In the event Lessor acquires additional interests in the oil, gas or leased substances on, in or under the leased premises after January 1, 1998, it is expressly understood and agreed that such additional acquired interests shall not be subject to or covered by the terms of this Lease and that Lessor shall own and hold such additional after acquired interests free and clear from the terms of this Lease.

         29. COUNTERPART EXECUTION: This lease may be executed in multiple counterparts, each of which shall, for all purposes, be deemed an original but which together shall constitute one and the same instrument. This Lease shall be binding on any Lessor party which has executed a counterpart original hereof, whether or not all parties Lessor have executed counterpart originals hereof. In making proof of this Lease, it shall only be necessary to produce a counterpart hereof, executed by the party sought to be charged, and it shall not be necessary to produce nor to account for any other counterpart hereof.

         EXECUTED as of the respective acknowledgment dates of the signatory parties hereto, but effective as of January 1, 1998.


ATTEST:


By: /s/ L. W. COPPAGE
    ----------------------------------------
    Assistant Secretary

                                         LESSOR:

                                         MOBIL PRODUCING TEXAS & NEW MEXICO INC.

                                         By: /s/ D. B. LITCHFIELD
                                             ---------------------------------
                                             D. B. Litchfield
                                             Attorney-in-Fact

                                         By: /s/ K. R. HOMRIGHAUS
                                             ---------------------------------
                                             K. R. Homrighaus
                                             Attorney-in-Fact


                                         LESSEE:

                                         MICHAEL PETROLEUM CORPORATION

                                         By: /s/ MICHAEL G. FARMAR
                                             ---------------------------------
                                             Michael G. Farmar
                                             President


STATE OF TEXAS     )
                   )
COUNTY OF Harris   )

         This instrument was acknowledged before me on this the 20th day of April, 1998, by D.B. Litchfield, Attorney-in-Fact for Mobil Producing Texas & New Mexico Inc., a Delaware corporation, on behalf of Mobil Exploration & Producing U.S. Inc. as such Agent.


(PERSONALIZED SEAL)


/s/ RICHARD B. HEMINGWAY, JR.
-------------------------------------------
Notary Public in and for the State of Texas


STATE OF TEXAS     )
                   )
COUNTY OF HARRIS   )

STATE OF TEXAS    )
                  )
COUNTY OF HARRIS  )

         This instrument was acknowledged before me on this the 20th day of April, 1998, by Michael G. Farmar, President of Michael Petroleum Corporation., a Texas corporation, on behalf of said corporation.


(PERSONALIZED SEAL)

/s/ RICHARD B. HEMINGWAY, JR.
--------------------------------------------
Notary Public in and for the State of Texas